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                                                                    Exhibit 99.1

   The integration of the operations of CIBC's merchant acquiring business and NBC's merchant services business could result in increased operating costs if the anticipated synergies of operating both businesses as one are not achieved, a loss of strategic opportunities if management is distracted by the integration process, and a loss of customers if our service levels drop during or following the integration process.

   The integration of these businesses with ours presents several challenges, including the fact that they are entirely based in Canada, where we currently have limited operations. If the integration process does not proceed smoothly, the following factors could reduce our revenues, increase our operating costs and result in a loss of the projected synergies of operating the two businesses as one:

  . if we are not successful in integrating the benefits plans, duties and responsibilities, and other factors of interest to the management and employees of the acquired business, we could lose employees to our competitors in Canada, which could significantly affect our ability to operate the business and complete the integration;

  . if the integration process causes any delays with the delivery of our services, or the quality of those services, we could lose customers to our competitors; and

  . the acquisition and the related integration could divert the attention of our management from other strategic matters including possible acquisitions and alliances, and planning for new product development or expansion into new electronic payments markets.

   As a result of the acquisition of 26.25% of our common stock by CIBC, certain banking regulations limit the types of business in which we can engage.

   As a result of the acquisition of 26.25% of our common stock by CIBC, technically we are considered as though we are a subsidiary of CIBC for purposes of certain U.S. banking regulations, and will be subject to the same restrictions on our business activities as are applicable to CIBC. As a general matter, we are able to operate our merchant service and funds transfer businesses as we have historically, but our ability to expand into unrelated businesses may be limited unless they are activities the act allows or the Federal Reserve Board (the primary U.S. federal regulator for CIBC and its U.S.-based subsidiaries) approves. The applicable regulations are interpreted to mean that a company will be deemed a subsidiary of a bank holding company, and therefore subject to the regulations, if the bank holding company owns 25% or more of the equity of a company. These restrictions are contained in the Bank Holding Company Act, as recently amended by the Gramm-Leach-Bliley Act. The restrictions on our business activities would also apply to any investments or alliances that we might consider.

   The Bank Holding Company Act limits CIBC and its subsidiaries to activities that are closely related to the business of banking. Under the Gramm-Leach-Bliley amendments, certain well managed and well capitalized companies may elect to be treated as "financial holding companies," and may thus also engage in certain financial activities such as insurance and securities underwriting. CIBC has elected to be a financial holding company. If CIBC ever fails to maintain its status as a financial holding company, they and we would lose the benefit of the expanded activities provided by the Gramm-Leach-Bliley amendments and may have to divest of certain businesses or investments.

   In being considered a subsidiary of CIBC for purposes of certain U.S. banking regulations, we will be subject to supervision and examination by the Federal Reserve Board. We and CIBC are required to comply with the Federal Reserve Board's regulatory requirements prior to commencing new activities, engaging in acquisitions or making new investments. Should CIBC fail to be in compliance with the Federal Reserve Board's regulatory requirements, it could affect our ability to obtain necessary approvals or clearances. Such limitations could impede our ability to compete with other companies not subject to such restrictions.
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   Additionally, CIBC is subject to Canadian banking regulations, specifically the Bank Act (Canada), which among other things limits the types of business which CIBC may conduct, directly or indirectly, and the types of investments which CIBC may make. CIBC's shareholding in our company is currently permissible pursuant to certain provisions of the Bank Act.

   The Government of Canada had proposed, prior to Canada's recent federal election, certain amendments to the Bank Act and related legislation. It is anticipated that such legislation will be reintroduced in the Canadian Parliament in substantially the same form next year. Under such legislation CIBC will be permitted to continue to hold its interest in us, as long as the business undertaken by us is consistent with the applicable provisions of the Bank Act. If we undertake businesses inconsistent with the businesses in which CIBC is permitted to hold an interest, CIBC may be required, pursuant to the provisions of the Bank Act, to dispose of its shares prior to the expiration of the restrictions on re-sale that we have negotiated with CIBC.

   We have agreed with CIBC, in effect, that we will not undertake any business inconsistent with the permitted investment provisions of the Bank Act. Our ability to expand into other businesses will be governed by the undertaking and the applicable provisions of the Canadian banking legislation at the relevant time. For a more complete discussion of the banking regulations we are subject to please see "Business--Banking Regulations."

   With the acquisition of CIBC's merchant acquiring business and NBC's merchant services business, we are exposed to foreign currency risks. We are also subject to risks from our variable rate credit facility with CIBC that could reduce our earnings and significantly increase our cost of capital.

   After we acquired the assets of CIBC's merchant acquiring business and NBC's merchant services business, we have significant operations in Canada which will be denominated in Canadian dollars. The repatriation of our earnings in Canada will subject us to the risk that currency exchange rates between Canada and the United States will fluctuate and we will lose some of our earnings when they are exchanged into U.S. dollars.

   Additionally, our credit facility with CIBC carries an interest rate based on Canadian Dollar LIBOR (C$LIBOR). This rate will fluctuate with market rates, and if it increases, our cost of capital will also increase which will reduce our earnings from operations. The credit facility has an initial term of 364 days and is renewable only at the consent of CIBC. CIBC may choose not to renew the credit facility at which point we will have to find alternative financing or fund the Canadian merchants ourselves. Alternative financing may carry a higher interest rate which would reduce our earnings from operations. We may not have the cash flow necessary to fund the Canadian merchants ourselves, and we may lose those customers as a result.

   We are dependent on CIBC to continue to provide services to merchants under a transition arrangement, and the failure of CIBC to provide those services could result in our loss of the business of the merchants we are receiving in the acquisition.

   CIBC continues to provide some services to the merchants included in the merchant acquiring business we acquired from CIBC. If CIBC does not provide those services in a satisfactory manner we may not be able to perform such services ourselves and may not be able to find other third party service providers. In that instance, the merchants may terminate their contracts with us and move their business to another electronic processing provider, which could have a significant effect on our revenues and earnings.

   In order for us to continue to grow and increase our profitability, we must continue to expand our share of the existing electronic payments market and also expand into new markets, including internet payment systems.

   Our future growth and profitability depends upon our continued expansion within the electronic payments markets in which we currently operate, the further expansion of these markets, the emergence of other markets
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for electronic transaction processing, including internet payment systems, and our ability to penetrate these markets. As part of our strategy to achieve this expansion, we are continually looking for acquisition opportunities, investments and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition, investment and alliance candidates in the future, and if we do, they may not provide us with the benefits we anticipated. Once completed, investments and alliances may not realize the value that we expect.

   Our expansion into new markets is also dependent upon our ability to apply our existing technology or to develop new applications to meet the particular service needs of each new payment services market. We may not have adequate financial and technological resources to develop products and distribution channels that will satisfy the demands of these new markets. If we fail to expand into new and existing electronic payments markets, we will not be able to continue to grow our revenues and earnings.

   In order to remain competitive and continue to increase our revenues, we must continually update our products and services, a process which could result in increased research and development costs in excess of historical levels and the loss of revenues and customers if the new products and services do not perform as intended or are not accepted in the marketplace.

   The electronic payments market in which we compete includes a wide range of products and services including electronic transaction processing, reporting on transactions and other customer support services. The market is characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we are continually involved in a number of research and developments projects. These projects carry the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems, but in the electronic payments market these risks are even more acute. Our market is constantly experiencing rapid technological change. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. In addition, the products and services we deliver to the electronic payments market are designed to process very complex transactions and deliver reports and other information on those transactions, all at very high volumes and processing speeds. Any performance issue that arises with a new product or service could result in significant processing or reporting errors. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.

   Some of our competitors are larger and have greater financial and operational resources than we do which may give them an advantage in our market in terms of the price offered to customers or the ability to develop new technologies.

   We operate in the payments systems industry. Our primary competitors in this industry include other independent processors, as well as certain major national and regional banks, financial institutions and independent sales organizations. According to industry reports such as The Nilson Report, First Data Corporation and its affiliates is the largest competitor in our industry. First Data and others who are larger than we are, have greater financial and operational resources than we have. This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of our potential or current customers or could force us to lower our prices as well. Either of these actions could have a significant effect on our revenues. In addition, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies, including Internet payment processing services, that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and services offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we could demand for our offerings.
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   We are dependent on NDC for the provision of critical telecommunications services, network systems and other related services for the operation of our business, and the failure of NDC to provide those services in a satisfactory manner could affect our relationships with customers and our financial performance.

   Under the terms of the intercompany systems/network services agreement between NDC and us, NDC will provide us with a continuation of the telecommunication services from the carriers who have and will continue to provide telecommunication services to NDC, including engineering and procurement. In addition, NDC will supply us with the necessary network systems services, including operations and administrative services and computing hardware and software facilities, technical support for transaction processing, cash management and file transfer and communications hardware and software system services. These services, especially telecommunications services, are an essential communications link between us and our customers and an essential component of the services that we provide. If NDC should not continue to perform these services efficiently and effectively, our relationships with our customers may be adversely affected and customers may terminate their use of our services. If we are not able to successfully develop the capacity to provide these services prior to the expiration of our agreement with NDC or if NDC does not provide such services in an efficient and effective manner during the term of that agreement, we are not certain whether we could locate alternative sources of such services, particularly telecommunications services, or that, if available, such services would be available on favorable terms.

   Our revenues from the sale of services to VISA and MasterCard organizations are dependent upon our continued VISA and MasterCard certification and financial institution sponsorship.

   In order to provide our transaction processing services, we must be designated a certified processor by, and be a member service provider of, MasterCard and an independent sales organization of VISA. This designation is dependent upon our being sponsored by member clearing banks of both organizations and our continuing adherence to the standards of the VISA and MasterCard associations. The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply. If we fail to comply with these standards, our designation as a certified processor, a member service provider or as an independent sales organization could be suspended or terminated. The termination of our member service provider status or our status as a certified processor, or any changes in the VISA and MasterCard rules that prevent our registration or otherwise limit our ability to provide transaction processing and marketing services for the VISA or MasterCard organizations would most likely result in the loss of these organizations as customers and lead to a reduction in our revenues.

   Increases in credit card association fees may result in the loss of customers or a reduction in our profit margin.

   From time to time, VISA and MasterCard increase the fees (interchange fees) that they charge processors such as us. We could attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases. If competitive practices prevent our passing along all such increased fees to our merchant customers in the future, we would have to absorb a portion of such increases thereby increasing our operating costs and reducing our profit margin.

   We may become subject to additional U.S. state taxes that cannot be passed through to our merchant customers, in which case our profitability could be adversely affected.

   Transaction processing companies like us may be subject to taxation by various U.S. states on certain portions of our fees charged to customers for our services. Application of this tax is an emerging issue in our industry and the states have not yet adopted uniform regulations on this topic. If we are required to pay such taxes and are not able to pass the tax expense through to our merchant customers, our operating costs will increase, reducing our profit margin.
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   Anti-takeover provisions of our articles of incorporation and by-laws, our rights agreement and provisions of Georgia law could delay or prevent a change of control that you may favor.

   Provisions of our articles of incorporation and by-laws, our rights agreement and provisions of applicable Georgia law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. The provisions of our articles and by-laws, among other things,

  . divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  limit the right of shareholders to remove directors;

  . regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

  . authorize our board of directors to issue preferred shares in one or more series, without shareholder approval.

   Also, under Section 355(e) of the Internal Revenue Code the spin-off from NDC will be treated as a taxable transaction if one or more persons acquire directly or indirectly 50% or more of our or NDC's stock (measured by vote or value) as part of a plan or series of related transactions that is linked to the spin-off under the rules of Section 355(e). For this purpose, any acquisitions of our stock or NDC stock within two years before or after the spin-off are presumed to be part of such a plan, although NDC or we may be able to rebut that presumption. If such an acquisition of our stock triggers the application of Section 355(e), under the tax sharing agreement, we would be required to indemnify NDC for the resulting tax. This indemnity obligation might discourage, delay or prevent a change of control that shareholders may consider favorable.

   We may not be able or we may decide not to pay dividends at a level anticipated by shareholders on our common stock, which could reduce your return on shares you hold.

   The payment of dividends is at the discretion of our board of directors and will be subject to our financial results, our working capital requirements, the availability of surplus funds to pay dividends and restrictions under our credit facility. No assurance can be given that we will be able to or will choose to pay any dividends in the foreseeable future.